UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 10, 2016

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Louisville, KY	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c)           On February 10, 2016, the Board of Directors of Texas Roadhouse, Inc. (the “Company”) appointed S. Chris Jacobsen, 50, as Chief Marketing Officer effective February 11, 2016.  Mr. Jacobsen joined Texas Roadhouse in 2003 and has served as the Company’s Vice President of Marketing since 2011. He has over 20 years of restaurant industry experience.

Also on February 11, 2016, we entered into an employment agreement with Mr. Jacobsen, which will expire on January 7, 2019.

Base Salary.   The employment agreement establishes an annual salary of $300,000 throughout the initial term of the agreement.

Incentive Bonus.   The agreement also establishes an annual incentive bonus, which is subject to increase throughout the initial term of the agreement, as set forth below.  The incentive bonus is based on the achievement of defined goals established by the compensation committee of the Board of Directors.  Depending on the level of achievement of the goals, the bonus may be reduced to a minimum of $0 or increased to a maximum of two times the base amount under the current incentive compensation policy of the Board’s Compensation Committee.

	Base Bonus ($)	Minimum Bonus ($)	Maximum Bonus ($)

2016	125,000	0	250,000
2017	175,000	0	350,000
2018	200,000	0	400,000

Stock Awards.   The employment agreement provides for the granting of 30,000 restricted stock units, the conditional right to receive shares of our common stock upon vesting.  One-third of the restricted stock units will vest each year on January 8 over a three year period, commencing on January 8, 2017, provided Mr. Jacobsen is still employed as of the vesting date.  Mr. Jacobsen’s employment agreement also provides for a retention grant of 5,000 restricted stock units which will vest on January 8, 2019, provided the officer is still employed as of the vesting date.

Separation and Change in Control Arrangements.  Except in the event of a change in control, the employment agreement provides that if we terminate Mr. Jacobsen’s employment without cause before the end of the term, and if he signs a release of all claims against us, we will pay a severance payment equal to his base salary for a period of 180 days in addition to 50% of his annual base incentive bonus amount.  Similar payment is due to Mr. Jacobsen if employment is terminated by reason of death or disability before the end of the term.

The employment agreement provides that if Mr. Jacobsen’s employment is terminated other than for cause following a change in control, or if he resigns for good reason following a change in control because he is required to move, and the Company’s successor does not agree to be bound by the agreement or his duties, pay or total benefits are reduced, he will receive severance payments in an amount equal to his base salary and incentive bonus through the end of the term of the agreement but not less than one year.  In addition, generally upon termination by us without cause or termination for good reason within 12 months of a change in control, Mr. Jacobsen’s unvested stock options or other stock awards, if any, will become vested as of the date of termination.  The payments and acceleration of vesting of the stock options or other stock awards are contingent upon Mr. Jacobsen signing a full release of claims against us.

Mr. Jacobsen has agreed not to compete with us during the term of his employment and for a period of two years following the last day of the term of his employment agreement, unless Mr. Jacobsen’s employment is terminated without cause following a change in control, in which case he has agreed not to compete with us through the date of the last payment of his severance payments. The employment agreement contains a “clawback” provision that enables the Company to seek reimbursement to the Company of any compensation paid to Mr. Jacobsen which is required to be recovered by any law, governmental regulation or order, or stock exchange listing requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: February 12, 2016	By:	/s/ Scott Colosi
Scott Colosi
President and Chief Financial Officer